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                                                                   Exhibit 10.12
                            MANAGEMENT INCENTIVE PLAN
                       SOVEREIGN SPECIALTY CHEMICALS, L.P.
                  FOR PERIOD 1 JANUARY THROUGH 31 DECEMBER 1997

PURPOSE

The compensation strategy of Sovereign Specialty Chemicals, L.P. ("Sovereign" or the "Company") is to reward its senior management employees in a manner that permits the Company to attract, retain and motivate outstanding individuals.

The Sovereign Management Incentive Plan ("MIP") is designed to compensate key managers for achieving annual Company objectives as well as for individual contributions toward accomplishing these objectives. The Plan aligns the interests of the Company's senior managers with the objectives and goals of the Company.

ELIGIBILITY

Eligibility for the MIP is limited and will typically include those positions which have a significant effect on the Company's growth and financial results. Eligible positions and target bonus amounts will be recommended each year by the CEO, reviewed by the Compensation Committee and approved by the Board of Directors and may change from year to year. Participants must be full time employees of Sovereign.

The eligible positions and participants will be reviewed annually. Recommendations will be made by the CEO, reviewed by the Compensation Committee and approved by the Board. Potential positions and participants will typically include the Chief Executive Officer and senior managers of the Company; participation is not intended to be limited to corporate officers.

TARGET BONUS

Each MIP participant will be eligible for bonus awards based on company financial performance and on individual performance. For each participants, there will be a target bonus award ("Target Bonus") equal to an established percentage ("Target Bonus Percentage") (See Table 1) of each participant's base salary ("Base Salary"). The Target Bonus will be awarded upon achievement of Board-approved financial targets (See Table 11) and the satisfactory evaluation of an individual for an award based on role specific goals. Awards may be higher or lower than the Target Bonus as the company and/or individual performance is above or below the level expected to achieve the Target Bonus. Base Salary for Target Bonus is the participant's salary on 1 April 1997 or following a promotional increase during 1997; or on the date during 1997 that the participant is admitted as a participant in the MIP.

The Target Bonus components are described below and are shown on Enclosure 1 of the attachment, corresponding to each individual participant in the Management Incentive Plan.
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INCENTIVE COMPONENTS

FINANCIAL TARGETS

                  A.       Revenue Bonus Component.

                           Participants will have a specified percentage of their Target Bonuses, as determined annually by the Compensation Committee and approved by the Board, based on achieving certain revenue-related goals for the company (the "Revenue Bonus").

                           No Revenue Bonus will be awarded unless at least 90% of the Target Company Revenue has been achieved (Target Company Revenue, as shown in Table 11 will be referred to as "Target Revenue"). Upon the achievement of 90% of Target Revenue, a participant will earn 50% of his or her Revenue Bonus. Between 90% and 100% of Target Revenue the participant's bonus will increase proportionately from 50% to 100% of Revenue Bonus. Between 100% and 115% of Target Revenue the participant's Revenue Bonus will increase proportionally from 100% to 202% of Revenue Bonus.

                  B.       Profit Bonus Component.

                           Participants will have a specified percentage of their Target Bonuses, as determined annually by the Compensation Committee and approved by the Board, based on achieved certain profit-related goals for the entire company as well as individual profits and loss responsibilities if appropriate, measures as:
                           Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), cash flow, and/or other (the "Profit Bonus").

ROLE SPECIFIC GOALS

The non-financial (Role Specific) portion of a participant's bonus will be determined at the discretion of the Board of Directors (including the recommendation of a participant's supervisor and the Compensation Committee) taking into account factors such as the following: specifically defined objectives, safety and environmental management, productivity, dealing with issues and problems, demonstrated leadership, etc.

Role Specific Goal criteria for determination of the Bonuses for participants are shown on Enclosure 1.

BONUS THRESHOLD(S)

Notwithstanding the above, no bonus under this plan will be earned (Revenue, Profit or Discretionary Bonus) for the CEO, CFO, President of SEA and President of P&S unless the cash flow threshold is attained (See Table II). The cash flow threshold is made up of the cash flow from


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operations plus or minus the change in working capital for the 12 months ending
12/31/97. Further no financial (Revenue or Profit) Bonus will be paid to any participating employee unless each individual element (Revenue and Profit) reaches a 90% attainment level.

DETERMINATION OF AWARDS

After receipt of the audited financial statements for the year ending 12/31/97, the Chief Executive Officer will submit to the Compensation Committee of the Board of Directors his evaluation of the bonus earnings of each participant in the Management Incentive Plan. The Board will make the final determination of all awards. When a question arises regarding extraordinary gains or losses, for example the impact of an acquisition (which would not have been included in the calculation of Target Revenue or Target EBITDA), the Board will have sole discretion in making adjustments to any earned bonus.

PAYOUTS AND NEW EMPLOYEES

The payor calculations will be reviewed by an independent accounting firm. This accounting firm will then write a letter to the Board of Directors expressing their opinion as to the accuracy of the calculation and the resulting payout amounts. Earned awards will be paid no later than 15 days following the regularly scheduled meeting of the Executive Committee of the Board of Directors which follows the completion of the fiscal year end audit. This meeting is scheduled to occur during the first week of March. A participant must be a full time employee at the time awards are made in order to be eligible to receive a payout.

DISABILITY, DEATH OR SPECIAL CIRCUMSTANCES

The Board of Directors is authorized to determine the entitlement of participants who cease to be employed by the Company due to death, disability, resignation, termination or retirement, the decisions of the Board may vary depending upon the specific circumstances and the individual involved.

Also, the Board is authorized to determine the entitlement of participants who joint the employ of the Company and are approved for participation in the plan during an ongoing performance cycle. Generally, payouts for participants employed for only a portion of the performance period will be prorated. However, the Board at its discretion, may adjust prorated awards depended upon specific circumstances and the contribution of the individual.

PLAN EXCEPTIONS AND ADMINISTRATION

All exceptions or modifications to the plan must be approved by the Board. All decisions made by the Board will be final.


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DISCLAIMER

Participation in this plan is not to be construed as an employment contract or employment agreement.

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